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                                   EXHIBIT (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Post-Effective Amendment Nos. 11 and 13 to Registration Statement Nos. 333-29511 and 811-08261, respectively, of MEMBERS Mutual Funds on Form N-1A of our report dated December 23, 2004, appearing in the Annual Report of MEMBERS Mutual Funds for the year ended October 31, 2004, and to the reference to us under caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

Chicago, Illinois
February 23, 2005